Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Clint Halverson
Extra Space Storage
801-365-4600
info@extraspace.com

Extra Space Storage Inc. Announces Agreement

to Acquire 20 Self Storage Properties

SALT LAKE CITY, June 17, 2013 - Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that its operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), entered into a Contribution Agreement with various companies affiliated with All Aboard Mini Storage and Lance D. Alworth, as principal (the “Contributors”), to acquire 20 self-storage facilities (the “Properties”).  The transaction is currently expected to close by the end of the third quarter of 2013, subject to due diligence and other customary closing conditions.

The Properties are located in California and include approximately 14,800 self storage units, containing approximately 1.5 million square feet of net rentable space.  The aggregate consideration for the Properties is valued at approximately $196.0 million, excluding transaction costs, including taking the Properties subject to approximately $100.1 million of existing loans (which will be prepaid by the Company after the Properties are conveyed to the Company).  The Company will pay an additional $10.1 million related to the defeasance and prepayment costs associated with these loans. The Company will also issue approximately $33.6 million of newly designated Series B Redeemable Preferred Units (the “Series B Preferred Units”) and approximately $62.3 million of common Operating Partnership units (the “Common Units”) to the Contributors.

The terms of the Series B Preferred Units will be governed by the Operating Partnership’s Third Amended and Restated Agreement of Limited Partnership which the Company expects to enter into upon the closing of the transaction.  With the exception of the existing Series A Preferred Units, the Series B Preferred Units will have priority over all other partnership interests with respect to distributions and liquidation.  The Series B Preferred Units will bear a fixed priority return of 6.0% and have a total liquidation value of $33.6 million ($25.00 per unit), and the newly issued Common Units will receive distributions and have a liquidation value equal to that of the existing Common Units.  In addition, the Series B Preferred Units and Common Units will be redeemable at the option of the Contributors after a period of one year following the closing, which redemption obligation may be satisfied at the option of the Company in cash or shares of its common stock.

Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the terms, timing and completion of the acquisition described above.  In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “would,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology.  All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements.  All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Forward-looking statements apply only as of the date of this release.  We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 965 self-storage properties in 35 states, Washington, D.C. and Puerto Rico. The company’s properties comprise approximately 640,000 units and more than 70.0 million square feet of rentable storage space offering customers conveniently located and secure storage solutions, including business storage. Extra Space Storage is the second-largest owner and/or operator of self-storage properties and is the largest self-storage management company in the United States. For more information, visit www.extraspace.com.